EXHIBIT 99.2

On July 28, 2004, inTEST Corporation held a webcast conference call to review its second quarter 2004 results and discuss management's expectations for the third quarter of 2004 and current views of the industry. The following represents a textual representation of the content of the conference call and while efforts are made to provide an accurate transcription, there may be errors, omissions or inaccuracies in this transcript. A recording of the conference call is available for ninety (90) days on our website at www.intest.com.

Operator:

Ladies and gentlemen, thank you for standing by. At this time, all participants are in a listen-only mode. Later we will conduct a question and answer session. At that time, if you have a question you will need to press the star followed by the one on your push button phone. As a reminder this conference is being recorded today. A replay will be available after 12 pm Eastern today through midnight Eastern on August 4th. The replay dial in number is 973-341-3080 with passcode 4960597. The replay will also be accessible at www.intest.com. I would now like to turn the conference over to David Pasquale. Please go ahead, sir.

David Pasquale:

Thank you. Good morning and welcome to inTEST's second quarter results conference call. Joining us today from the inTEST are Robert Matthiessen, President and Chief Executive Officer, and Hugh Regan, Jr., Treasurer and Chief Financial Officer. Bob will briefly review highlights from the second quarter. Hugh will then review inTEST's detailed financial results and guidance. We will then have time for any questions. If you have not yet received a copy of this morning's results release, please call Moon Lee of The Ruth Group at 646-536-7001 or you can get a copy off of inTEST's website.

Before we begin the formal remarks, the company's attorneys advise that this conference call contains statements about future events and expectations, which are forward-looking statements. Any statement in this call that is not a statement of historical fact may be deemed to be a forward-looking statement. Actual results may differ materially, depending on a number of risk factors, including, but not limited to the following, changes in business conditions and the economy, generally; changes in the demand for semiconductors, generally; changes in the rates of, and timing of, capital expenditures by semiconductor manufacturers; progress of product development programs; increases in raw material and fabrication costs associated with our products and other risk factors set forth from time to time in our SEC filings, including, but not limited to, our periodic reports on Form 10-K and Form 10-Q. The Company undertakes no obligation to update the information in this conference call to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.

At this time, I would now like to turn the call over to Bob Matthiessen. Please go ahead, sir.

Robert Matthiessen:

Thank you, David and welcome everyobody to today's call. I understand there's over 300 companies announcing today so I do appreciate you tuning to us early in the day.

The second quarter was an extremely strong one for us as market conditions were the best we have seen in quite a while.

Hugh will provide detailed financial commentary but I want to note that net revenues for the second quarter were $22.7 million, an increase of 34% over the first quarter of 2004. Our EPS came in at $0.29 cents per diluted share, compared to $0.11 cents per diluted share for the first quarter of 2004. Our results strongly exceeded both our prior revenue guidance of $17.5 to $19 million for the quarter, as well as our pre-tax earnings per share guidance of $0.07 to $0.14 cents per diluted share. All in all, this was an exceptional quarter for us.

The question now becomes how sustainable is the growth we are seeing and where are we in the cycle. Those of you on the call who have met me know that inTEST's management team has been through several cycles. We feel very optimistic coming out of our second quarter and looking forward this time. For us this is an issue of fundamental demand. We are not seeing double ordering from customers that only falls out in the long run. Instead, we are benefiting from increased capacity utilization rates and the success of new technologies we developed in the downturn. These are fundamentally strong demand drivers for us.

Publicly reported data indicates higher CapEx spending into the second half of 2004, which we believe will result in continued sales momentum. For us, each new factory built or line that is added or upgraded is another potential sale. inTEST has always been a direct beneficiary of these types of transitions since our inception more than 20 years ago.

Another very important reason for our confidence is our booking and backlog activity. In the second quarter, bookings increased 46% to $25.2 million, compared to $17.3 million for the first quarter of 2004, and our backlog at the end of the second quarter was $16.2 million. That's up 17% from $13.9 million at the end of the first quarter. As a result, we expect the improved trends we are seeing will continue as we build on the momentum in our business and benefit from a recovery in the broader semiconductor industry.

I'd like to take a few minutes to give you some color on segments of our business before turning the call over to Hugh. Our docking and manipulator businesses are benefiting from overall demand and are benefiting from the integration of our Intestlogic acquisition in Germany. One product in particular added through this acquisition is the M400/M500 manipulator line. We expect these manipulators to sell in large quantities and in fact we are now also building them in our Cherry Hill facility to serve the U.S. and Asian markets. M400's and M500's for Europe we will continue to build in our German facility.

Traditional manipulators coming out of Cherry Hill are also doing well. This is a case of demand from our customers. These customers put off their CapEx expenditures for so long during the downturn they have no other option than to buy. The increased demand in general and the subsequent accelerated delivery schedules are the drivers of our improved margins in the second quarter.

Adding to this we have introduced several new exciting technologies during the downturn. This has been our strategy in past downturns as well. We use the time wisely to develop our solutions for our customer's needs, which in turn gives us a pricing premium and competitive advantage when the market rebounds.

Our TestDesign Tester Interface group in Sunnyvale, CA, has performed exceedingly well this year. The introduction of the innovative Centaur Interface has captured the attention of the industry and resulted in significant sales activity. Quotation levels for this product as well as many others in Sunnyvale are the greatest we have ever experienced.

Our Temptronic group in Sharon, MA, also is performing at record levels. In the Thermochuck product line we have developed a new high-reliability TE or thermoelectric chuck. For your information, TE chucks have traditionally been the least expensive chucks available, but have exhibited fairly short operational life related to the traditional construction of the Peltier diode stacks used within. Temptronic has changed all that in a fundamentally new manufacturing technique that has resulted in exceptional reliability. Customers are buying this from us given the compelling benefits offered over other products that are available. We are applying for patents and expect this to be a strong product for us going forward.

Of note, $2 million of our revenue in the thermal area in the second quarter came from non-traditional markets. Non-traditional markets are a big growth theme for us in 2004 and beyond. Considering the resources we are putting behind this effort and resulting customer interest, we think this could be an even larger opportunity than originally envisioned.

In closing, overall demand trends remain strong based on fundamental drivers including increased CapEx budgets, pent up demand from the downturn, and new technologies that offer significant benefits and solutions to our customers.

In terms of where we are at in the cycle, we have no additional concrete evidence but we can compare to the last cycle. In the last cycle, we had a pretty good inkling that there was some trouble when we saw multiple tester manufacturers all thinking they would get a sale from the same customer. So, forecasts were artificially high. There was also double-ordering going on at the distribution level. We are not seeing either trend and still see increasing demand in the pipeline. The just concluded SEMICON West trade show was one of the most active tradeshows we have seen in years.

So, while we cannot speak for the overall market, we can tell you that we have very high confidence in our forecast and the sustainability of demand trends we are seeing.

I'd like to turn the call over to Hugh at this time

Hugh Regan, Jr.:

Thanks Bob. First, I will review the income statement. Net revenues for the second quarter of 2004 were $22.7 million, an increase of $5.7 million or 34% from the $17.0 million we reported in the first quarter. In the second quarter, end-user net revenue was $12.9 million or 57% of net revenues compared with $9.8 million or 58% of net revenues in the first quarter. OEM net revenue was $9.8 million or 43% of net revenues in the second quarter, compared with $7.2 million or 42% of net revenues in the first quarter.

I will now provide a breakdown of net revenues by product segment. Net revenues for the manipulator and docking hardware segment were $12.2 million or 54% of net revenues in the second quarter, compared with $10.0 million or 59% of net revenues in the last quarter.

Our temperature management segment had net revenues of $5.4 million or 24% of net revenues in the second quarter, compared with $4.8 million or 28% of net revenues in the first quarter.

Finally, our tester interface segment reported net revenues of $5.1 million or 22% of net revenues in the second quarter, compared with $2.2 million or 13% of net revenues in the first quarter.

I will now discuss the company's gross margins for the quarter. The company's overall gross margin for the quarter ended June 30, 2004 improved to $10.4 million or 45.9% compared to $7.2 million or 42.4% in the first quarter. The increase in gross margin was primarily the result of the significant increase in revenues and our ability to leverage our fixed manufacturing costs. Also contributing to the improvement in gross margin, to a lesser extent, was a 1.2% reduction in material cost as a percentage of net revenues, due to the more favorable product mix we experienced this quarter. Offsetting these improvements was a $548,000 charge for inventory obsolescence charges in the second quarter, compared to $128,000 in the first quarter. The significant increase in the obsolescence expense in the second quarter was primarily driven by one product sold to an OEM where we believe our current inventory on hand was greater than the demand we will experience over the next 12 months.

The components of gross margin for the second quarter: material cost represented $8.3 million or 36.5% of net revenues, compared with $6.4 million or 37.7% in the first quarter. Inventory obsolescence expense, as previously discussed, was $548,000 or 2.4% of net revenues in the second quarter, compared to $128,000 or 0.8% in the first quarter.

Direct labor costs were $612,000 or 2.7% of net revenues in the second quarter, compared to $534,000 or 3.1% in the first quarter. Operations or fixed manufacturing expenses were $2.9 million or 12.6% of net revenues in the second quarter, compared to $2.7 million or 16.0% of revenues in the first quarter.

I will now review gross margin by product line. The positioner and docking hardware products segment had a gross margin of approximately $6.6 million or 49.0% of net revenues in the second quarter, compared to a gross margin of $4.6 million or 43.0% in the first quarter. The temperature management segment had a gross margin of $3.3 million or 51.6% of net revenues in the second quarter, compared to a gross margin of $2.8 million or 50.2% in the first quarter. And finally, our tester interface segment had a gross margin of $3.2 million or 58.2% of net revenues in the second quarter, compared with $2.1 million or 68.6% in the first quarter.

I'll now discuss the breakdown of operating expenses for the quarter.

Selling expense was $3.4 million or 15% of net revenues for the second quarter, compared with $2.7 million or 16% of net revenues in the first quarter, an increase of $653,000 or 24%. The increase was primarily the result of a $305,000 increase in sales commission expense, due to the higher sales levels achieved during the quarter. In addition, there was a $133,000 increase in salary and benefit expense for our sales staff during the quarter as we brought back matching on domestic 401k contributions, as well as salary increases and the hiring of additional staff. There were also increases in warranty, advertising and freight expenses during the quarter.

Engineering and product development expense was $1.8 million or 8% of net revenues in the second quarter, compared to $1.7 million or 10% of net revenues in the first quarter, an increase of $188,000 or 11%. The increase was primarily the result of a $145,000 increase in spending on research and development materials during the quarter. In addition, there was a $72,000 increase in salary and benefit expense, due to the aforementioned 401k matching as well as salary increases for staff.

General and administrative expense was $2.1 million or 9% of net revenues in the second quarter, compared to $1.7 million or 10% of net revenues in the first quarter, an increase of $344,000 or 20%. The increase was primarily the result of a $97,000 increase in legal expense, due to increased patent filings, as well as a $87,000 increases in profit-related bonuses, due to the increased earnings level. There were also increases in salary and benefit expense, director's fees, administrative travel and costs associated with the implementation of Sarbanes 404.

Other income was $48,000 for the second quarter, compared to $6,000 in the first quarter, an increase of $42,000. The increase in other income was due primarily to insurance refunds received during the quarter.

Our pre-tax earnings were $3.2 million or $0.37 per diluted share for the second quarter, compared to pre-tax earnings of $1.1 million or $0.13 per diluted share in the first quarter, an increase of $2.1 million or 184%.

Income tax expense was $680,000 in the second quarter compared to $125,000 in the first quarter. Our effective tax rate was 21% in the second quarter compared to 11% in the first quarter. Beginning in the third quarter of 2003, we stopped accruing income tax expense or benefit on the earnings or losses of our domestic or U.K. operations. During the second quarter of 2004 we accrued $482,000 of domestic income tax expense, which we believe will be our net tax expense for the period based upon our current forecasted earnings for the balance of 2004, and the utilization our existing domestic net operating loss carry forward. We did not accrue any domestic income tax expense during the first quarter of 2004 and we expect our effective tax rate to be approximately the 20 to 22% range for the balance of 2004.

Our net earnings for the second quarter were $2.5 million or $0.29 per diluted share, compared to net earnings of $998,000 or $0.11 per diluted share in the first quarter, an increase of $1.5 million or 151%. Diluted average shares outstanding in the second quarter were 8.7 million, compared to 8.7 million in the first quarter. Included in these results was the aforementioned inventory obsolescence expense, which represented approximately $.06 per diluted share.

I will now review the balance sheet. Cash and cash equivalents at the end of June were $5.7 million, down from the $6.0 million at the end of March. We expect to begin building cash during the third quarter through the balance of 2004, as we collect on the increased level of accounts receivable.

Accounts receivable was $14.9 million at the end of June, up $4.2 million from $10.7 million at the end of March. The increase is due obviously to the improved sales results.

Inventories increased to $9.8 million at June 30, from $8.5 million at the end of March, reflecting the increased business activity. Refundable domestic income taxes were unchanged at $729,000. We expect to receive this refund from the Internal Revenue Service before the end of 2004.

Total current assets stood at $31.5 million at June 30, compared to $26.6 million at the end of March.

Net property plant and equipment was $4.3 million at the end of the second quarter, unchanged from March. Capital expenditures during the second quarter were $493,000.

Goodwill and other intangible assets were unchanged at $1.8 million and total assets were $38.2 million at June 30, compared with $33.4 million at the end of March.

Accounts payable was $6.4 million at June 30, compared to $5.3 million at March 31, while accrued expense was $4.7 million at the end of the second quarter, compared to $3.9 million at the end of the first quarter. The increase in both accounts payable and accrued expense was due to the increased business activity during the second quarter. Domestic and foreign income taxes payable were $964,000 at the end of June compared to $363,000 at the end of March, due to the aforementioned domestic tax accruals as well as foreign income tax accruals on our earnings.

Current liabilities stood at $12.2 million at the of June, compared to $9.6 million at the end of March. Finally, stockholder's equity stood at $26.0 million at the end of the second quarter, compared to $23.6 million at the end of the first quarter.

I will now discuss our bookings and backlog. As Bob mentioned earlier, the Company's bookings during the second quarter ended June 30 were $25.2 million, compared to $17.2 million in the first quarter, an increase of $8.0 million or 46%.

The breakdown of bookings by product segment: positioner and docking hardware segment was $14.1 million or 56% of bookings in the second quarter, compared with $9.0 million or 52% in the first quarter. Temperature management segment bookings were $6.1 million or 24% of total bookings in the second quarter, compared to $4.3 million or 25% of bookings in the first quarter. And finally, the tester interface segment bookings were $5.0 million or 20% of bookings in the second quarter, compared with $3.9 million or 23% of bookings in the first quarter. At June 30 the Company's backlog was approximately $16.2 million - up $2.3 million from $13.9 million at the end of March.

I'll now provide our guidance for the third quarter 2004. Overall, we continue to be confident in our business outlook and believe the current up cycle will continue into 2005. At the same time, the growth rate in both our bookings and net revenues in the second quarter was significantly greater than what we had internally forecast at the end of the first quarter. Based upon current customer forecasts and business conditions, we expect net revenues for the quarter ending September 30, 2004 will be in the range of $19.0 million to $21.0 million. We expect our pre-tax earnings to be in the range of $0.22 to $0.28 per diluted share.

I will emphasize again that this is before recording any income tax expense. As a result of recording the valuation allowance against all net deferred tax assets as required by FAS 109, we have not been recording full income tax expense or benefit on our results since the third quarter of 2003. We expect to continue in this mode for several more quarters. One year ago we changed our guidance from the historical, after-tax guidance to pre-tax guidance as a result of variability in the company's effective tax rates potentially over the next several quarters.

That's it for my financial results at this time. We'll now open up for Q&A.

Operator:

Thank you. The floor is now open for questions. If you do have a question, please press star one on your touchtone phone at this time. If at any time your question has been answered, you may remove yourself from the queue by pressing the pound key. Questions will be taken in the order that they are received. We do ask that while posing your question you please pick up your handset to provide optimum sound quality. Please hold while we poll for questions. Our first question is coming from Dennis Wassung of Adams Harkness. Please go ahead sir.

Dennis Wassung:

Thank you. A couple of quick questions. Sounds like you guys had a great quarter here, and expectations are still for continued growth here in the second half. But I guess I want to dive in a little bit more. We've seen some, I guess some cautiousness coming out of people like Amkor stats in the last couple of days here, and I want to see what kind of conviction you have on the second half here? And do you see any softening at all in any of these areas? Obviously you sound very confident. Just any other commentary there, or anything you can speak to?

Bob Matthiessen:

We haven't, in our business, seen any of the softness that we've heard coming from a couple of other places, Amkor in particular. Amkor's not a particularly large customer of ours anyway, so. But we see some variability out there. I mean, you know, there's some people doing very well, others not doing quite as well. I think maybe the cream is rising to the top in this up cycle. And so, that means maybe not everybody is going to benefit as much as some others.

Hugh Regan Jr:

And Dennis, I think I would add that we would see ourselves probably at a fairly level revenue level for say the third and fourth quarter of this year at this point.

Bob Matthiessen:

And that has a lot to do with this quarter we just had, which really exceeded what we thought was going to happen. Everything became accelerated, and so we're looking to see pretty much flatness throughout the rest of the year at this point.

Hugh Regan Jr:

But, you know, obviously the market (inaudible)

Dennis Wassung:

Obviously, you guys come in on the bookings number like you did in the June quarter, you could probably be up sequentially.

Hugh Regan Jr:

Yes, we could see sequential growth.

Bob Matthiessen:

But you know, there's still mixed messages out there. I mean you were at the show with us a week and a half ago when, at least the back end things were just gangbusters, I mean we're all doing very well, although I understood that front end was a little slow, so it's hard to say. But again, all the indicators that we normally look at are strong at this point.

Dennis Wassung:

Okay. When you look at the first few weeks of July here, any change or are things pretty much continued from June, or ...

Bob Matthiessen:

Things are continuing just as we had predicted.

Hugh Regan Jr:

We've not seen a decline in our quote or order activities.

Dennis Wassung:

Okay. Very good, thanks.

Operator:

Thank you. Our next question is coming from David Daglio of Boston Company. Please go ahead sir.

David Daglio:

Hi gentlemen, nice quarter. Two questions. Did I understand correctly you had about a half million dollar charge in inventory?

Hugh Regan Jr:

Yes, we did Dave.

David Daglio:

Okay, and that was, you put that in the GAAP results. Do you expect it to continue going forward?

Hugh Regan Jr:

We typically don't provide guidance in this area, but I would say that I would not anticipate necessarily that level of charge. As I mentioned in the conference call, approximately or greater than 50 percent of that amount represented a charge related to one product for one OEM that we sell where that product is reaching a mature level in the market place, and we believe that possibly we may be over acquired on inventory in that particular area, and then taken the opportunity to put the reserves up at this point based upon indications that we're getting from the customer that they see that that product may be slowing down somewhat. But we don't feel that that's an indication of any other levels of our business, however, but we wanted to take the opportunity based upon those indications to provide adequate reserves for that excess inventory.

Bob Matthiessen:

David, I'd like to add that we've always been very conservative in this area. And this customer in particular has had a fairly difficult time in predicting what their usage is going to be. We have to put a lot of material in to the pipeline in order to satisfy their demand when it occurs, and they have, in the past, done the same thing to us, and then turned around and changed everything a week later. So, we're just riding on the conservative side of the line here. I wouldn't be surprised if it comes back, but we don't know for certain.

Hugh Regan Jr:

Yes, and I'm sure if they come back, obviously, the reserve would be available to put against other inventories that was needed or could be taken back into income if it was not necessary.

David Daglio:

Great. And in listening to your conference calls the last three or four quarters, I mean each time you've been relatively conservative in your guidance, and then come back in with, you know, a very strong, you know, revenue and bookings quarter. Is there a scenario under which if it looks like, you know, the likes of some of your I guess part of the flow chain, like a (inaudible) or LTX may have slower bookings in the second half. Is there a scenario under which they could have slower bookings and yet their business could still, you know, trend along in a pretty steady rate?

Bob Matthiessen:

Well yes, that scenario would be market share gain. And we constantly strive to do that and we feel that we're being successful with that. I can't really quantify it for you because a lot of the companies we compete with are not public. So we're not sure exactly what the market is. But for instance, we're quite certain that the recent gains we've had in our Tester Interface business is actually market share gain. So, yes, if you have a customer softening up, that's one thing, but as long as you're getting new business, you can offset that.

Hugh Regan Jr:

Right. And also keep in mind as we try to diversify our revenue base outside of semiconductor, that that's an opportunity for growth for us outside of this market, which might be stagnating somewhat at this point, or slowing down in certain areas. So as we mentioned earlier in the call, we had $2.0 million of our $22.7 million this quarter, were non-semiconductor, and we have another $2.0 million in the first quarter. So that's $4.0 million on a year-to-date basis. We're very happy with those results so far, we're still trying to feel the size of those markets, but we think that's an upside opportunity for us going forward.

Bob Matthiessen:

The other thing I can mention is that if you see a softness, I think you said Teradyne, whatever, in one of the Tester companies, that might not mean a softness in the market, it might mean a change in product preference by customers. We've seen that in spades in the flash memory market where some, there was one customer of ours that's very strong in that market, but they're having their lunch eaten by another competitor now. So we just move over to the competitor and we're happy with it.

David Daglio:

Got it, got it. And then just one last question. I mean, your stock, looks like it's going to open a little more to six dollars, and your run rate of earnings of close to $1.20. So, you know, five times that earnings number. Well what are some of the reasons you think your stock isn't higher? Is there anything you can do to get the stock price a little bit higher?

Hugh Regan Jr:

I think if we continue to perform and deliver strong earnings and get out and talk about, you know, our optimistic outlook for our products in the future, hopefully the market is ultimately going to deliver stronger stock price. Unfortunately, there tends to be a disconnect between the economic health of the companies in our industry and the current stock prices. But, you know, I'm not the one who sets the stock prices, all we do is run our companies, and we try and do that well.

Bob Matthiessen:

Yes, if we set the stock prices, they'd be much higher.

David Daglio:

Yes. Okay, thank you.

Bob Matthiessen:

You're welcome.

David Daglio:

Bye.

Operator:

Thank you. And as a reminder, if you do have a question, you can press star followed by one on your touchtone phone at this time. Please hold while we poll for questions. We do have a follow-up question coming from Dennis Wassung of Adams Harkness. Please go ahead sir.

Dennis Wassung:

Thanks. Bob, you just alluded to another point here. I'm curious what you're seeing in terms of end markets or tester types that are, like what's hot right now or weak right now, and have you seen any change there? Obviously, you saw yourself in flash memory strength, and that appears to be a very hot space right now. But any other commentary in terms of what a mixed signal SSE, consumer related or is it flash memory driving a lot of the business, any change in the market?

Bob Matthiessen:

For us it's pretty broadband. I wouldn't want to comment on any particular tester manufacturer because they're all good friends of ours, and the shipping markets are temporary at best. So they go back and forth. They're all doing very well, and they all have very good products. And we see, for instance, you've mentioned, I mentioned flash, and you mentioned flash. That can be flash as a driver, flash goes everywhere, as you know, so it's an important segment. But it's also, well across the board, I mean we see a lot of activity in RNF, we see a lot of activity at the microprocessor level, in the glue chips, it's all there. So this is a broad recovery, and it's not, like it's not just one segment. I think if you go back to the fake upturn we had about a year ago, that was primarily driven by flash memory. We didn't see much other than that happening at that time. This time it's definitely broadband, so we're pretty confident about what we're seeing here.

Dennis Wassung:

Okay, and then a quick question for Hugh. On the tax rate, it sounds like you're looking at, I guess we should be modeling 20 to 22%.

Hugh Regan Jr:

For the balance of the year, Dennis, it is. I've given pre-tax guidance, again because there could be variability in that number. I'm trying to give people at least some sort of forward look on the tax rates, and we've looked at our forecast for the balance of this year, and developed that rate. Obviously, if the quarters are significantly stronger than that, you could see that tax rate moving north. So we're holding with the pre-tax guidance at this point until we've fully utilized all of our deferred tax attributes, and then we'll be able to get back to what I call traditional after tax guidance.

Dennis Wassung:

Okay, and the last question, you talked about some of the non-traditional business, two million in the quarter. Is that ahead of plan at this point? And Bob, you mentioned that this could be a bigger opportunity than previously expected. Should we expect this (inaudible) to grow sequentially here for the next few quarters? And I guess where do you hope to see that business?

Bob Matthiessen:

Well I'll give you a good answer Dennis: I'm not sure. But we have, we put some effort in to it, but not an exceeding amount of effort because we weren't sure what the response was going to be. We've had a resounding response in the automotive market. We think we've only begun to tap this response. But we're still trying to learn about what this market could be for us. It's been, there's other markets we're penetrating also, including telecom, and medical, and a couple of other places. And so right now we're in a look and let's see what's out there position, putting some advertising materials into those markets, attending the trade shows. And as I say, we got two million dollars for little effort right off the bat. So, we're suspecting that there's a vast untapped market out there for us, and we'll probably have more to be able to tell you about that given another couple of quarters.

Hugh Regan Jr:

Yes, I was going to say, Dennis, as we continue to probe those markets, I think we'll be able to give better guidance as we get in to the third and the fourth quarters, on where we see those things.

Dennis Wassung:

Okay, great. Thanks.

Bob Matthiessen:

You're welcome.

Operator:

Thank you. And again, the floor is still open for questions. If you do have a question, you may press star one on your touchtone phone at this time. Again, that's star one on your touchtone phone. Please hold while we poll for questions. Our next question is coming from Scott Andron of Winter Street Capital. Please go ahead sir.

Scott Andron:

Hi Bob, hi Hugh, great quarter. Any sense of what the product mix going forward is going to be, and impact on gross margin, among the three businesses?

Bob Matthiessen:

Well, the mix is about the same going forward, Scott. We don't see any significant variances there. And so I wouldn't expect any dramatic change.

Hugh Regan Jr:

Yes, and Scott, I guess on the margin side while we traditionally, I mean last quarter I think was the first time we had given margin guidance, and we went in the total wrong direction. We had guided that we thought margin was going to decline due to a potential less favorable product mix, and we had the total opposite occur. So you could tell our guidance on the area of margin is not necessarily the most accurate. But I would say that, you know, we could see our margins increase or decrease slightly, depending on where our product mix comes in. But as we, if we're able to continue to ramp revenues, and you know, while we've not provided increased revenue guidance for next quarter, but several quarters away if the market continues to be strong, and we do move forward, we would see improvement just in leveraging against our fixed manufacturing costs.

Scott Andron:

Okay. Thanks a lot gentlemen.

Hugh Regan Jr:

You're welcome.

Bob Matthiessen:

Thanks Scott.

Operator:

Thank you. Our next question is coming from Tim O'Toole of Delta Management. Please go ahead sir.

Tim O'Toole:

Yes, hi, I'll echo a great quarter also. You know, I just jumped on the call late, so I apologize if you covered some of this. But a lot of back end folks, I guess really, you know, more the subcontractors in Asia as anyone else, are talking about a little bit of a slow down, and in fact, a lot of their cap-ex plans for the back half seemed to have been brought in a little bit. Some of that seems to have occurred early, or at least they got the wake-up call some time in mid June. From, you know, discussions with you folks, as well as what seems to be in the press release, it seems like you're indicating reasonably good visibility, and no kind of slow down or fall off in orders. You know, is that a good read? I mean, and how would you, that's a little bit of a disconnect from what we're hearing from some of the back end folks. You know, how would you kind of resolve that?

Bob Matthiessen:

Join our call at the end of next quarter, and I'll tell you whether it was a good read or not. All I can do is tell you what we see, and of course, we read the newspapers like you, and we see, for instance, the Amkor stuff coming over the wire. And yeah, there seems to be a disconnect there, but again, there are other companies that are doing very well. So I'm not sure it's a softening of the market as so much as a shift in demand from one manufacturer to another.

Hugh Regan Jr:

Well no, clearly Amkor seems to have an individual problem and, you know, we could (inaudible) what that is. You know, I also listen to staff, I guess this morning, and you know, they kind of indicated it was more selective and not fully broad based, but clearly did indicate that, you know, that plans seem to have been stepped down a little bit.

Bob Matthiessen:

Well, if you consider what's gone on in the past quarter, I'm not surprised. I mean this tremendous quarter we've had, is, you know, we've said that we don't think it's sustainable for the near term; that things are going to flatten or drop a little bit, so I believe that.

Hugh Regan Jr:

Right, and Tim, obviously our guidance reflects that we see, I wouldn't call it a softening, but a slight deceleration.

Bob Matthiessen:

Well, I think it's a return to reality.

Tim O'Toole:

Well, it's sort of the guidance sort of indicates the plateauing of sorts, at least for this quarter, and probably if visibility doesn't go (inaudible) beyond this quarter.

Hugh Regan Jr:

Yes, we always tell people we see three months fairly clearly, and beyond another three months, there's some visibility, and then beyond that it's a trend line. So, I mean one thing we can tell you is our bookings for the second quarter were fairly linear. They weren't, you know, it wasn't front end loaded or back end loaded.

Tim O'Toole:

Right, okay.

Hugh Regan Jr:

And, as Bob mentioned, in July so far, the activity has been trending at the same (inaudible) rate that it was in June. So we're not seeing any statistics or metrics that would indicate that we shouldn't be able to achieve the guidance that we're providing (inaudible).

Tim O'Toole:

Is there any, I guess a different way to look at it might be also, is there any way, or is there any difference between order patterns, you know, from contract manufacturers or associative contract manufacturing capacity versus IDM's and folks that are integrating, or folks that have integrated tests to begin with, but also, you know, need, you know, technology in new platforms to support what the business is that they're building on for the back half in to next year?

Bob Matthiessen:

Well, that's a pretty big question, I'm not sure I can drill that deep on this phone call. I don't have some of those statistics at hand. All I can tell you is that we have not seen a shift in our customer base. Those IDM's we have are still strong, and contract manufacturers we have, have not softened as far as we can see. Of course, you know, sometimes we're the last to see. But again, all I can tell you is every indicator we have is things are solid for the time being.

Tim O'Toole:

Okay, great. Yes, that's about all I can ask. But, I thought if you had a little more color, it would have been great. Thanks, and congratulations.

Bob Matthiessen:

Thanks.

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[Non-material closing remarks omitted]